UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2014

PHYSICIANS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-36007 (Commission File Number)	46-2519850 (I.R.S. Employer Identification No.)

735 N. Water Street, Suite 1000 Milwaukee, Wisconsin (Address of principal executive offices)	53202 (Zip Code)

Registrant’s telephone number, including area code: (414) 978-6494

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2014, Physicians Realty Trust (the “Company”) hired Jeffrey Theiler, age 40, as the Company’s Executive Vice President and Chief Financial Officer, effective July 7, 2014.  John Lucey, the Company’s principal financial officer prior to the appointment of Mr. Theiler, remains the Company’s principal accounting officer.

Prior to joining the Company, Mr. Theiler served as an Equity Research Analyst at Green Street Advisors, Inc. from January 2010 to the present.  From 2007 to 2008, Mr. Theiler served as Vice President of Banc of America Securities LLC in the Real Estate Investment Banking Division and from 2003 to 2007, Mr. Theiler worked in the Real Estate Investment Banking Division of Lehman Brothers. Mr. Theiler received his M.B.A. in Corporate Finance from the University of North Carolina at Chapel Hill Kenan-Flagler Business School, an M.S.P.H. in Environmental Science from Tulane University and a B.S. in Biology from Vanderbilt University.

In connection with his hiring as Chief Financial Officer, Mr. Theiler entered into an employment agreement with the Company, in a form substantially consistent with the employment agreements of other executive officers of the Company. Under the terms of his agreement, Mr. Theiler’s minimum annual base salary is $300,000. If Mr. Theiler is terminated without cause within 12 months following a change of corporate control (as defined in the agreement), Mr. Theiler is entitled to a lump sum severance payment equal to the present value of (a) 24 months of Mr. Theiler’s annual base salary and (b) two times Mr. Theiler’s average annual bonus for the two preceding completed fiscal years. Mr. Theiler is eligible to participate in the Physicians Realty Trust Incentive Bonus Plan and Physicians Realty Trust 2013 Equity Plan. Mr. Theiler is also entitled to employee benefits consistent with programs in place for other senior executives of the Company. A copy of the employment agreement for Mr. Theiler is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference as though fully set forth herein. The description above is only a summary of the terms of the employment agreement and is qualified in its entirety by the complete text of the employment agreement.

Effective July 7, 2014, Mr. Theiler will also be granted restricted shares of the Company’s common shares with a value of $800,000. Certain of such restricted shares having a value of $300,000 will vest on the first anniversary of the effective date. The remaining restricted shares will vest over a three year period, with one third vesting on each annual anniversary of the effective date.  The vesting of the restricted shares requires continuous employment by the Company, with accelerated vesting upon termination due to death or disability or upon a change in corporate control.

There is no arrangement or understanding between Mr. Theiler and any other person pursuant to which Mr. Theiler is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally there is no family relationship between Mr. Theiler and any other person that would require disclosure under Item 401(d) of Regulation S-K. Mr. Theiler is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01. Other Events

On May 14, 2014, the Company issued a press release announcing the hiring of Mr. Theiler as Executive Vice President and Chief Financial Officer. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits

10.1*Employment Agreement dated as of May 13, 2014, between the Company and Jeffrey Theiler.

99.1 Press Release, dated May 14, 2014, issued by Physicians Realty Trust.

*Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2014	PHYSICIANS REALTY TRUST

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

(d) Exhibits

10.1*Employment Agreement dated as of May 13, 2014, between the Company and Jeffrey Theiler.

99.1 Press Release, dated May 14, 2014, issued by Physicians Realty Trust.

*Indicates a management contract or compensatory plan or arrangement.